UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 15, 2011

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24836	33-0301060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Anthony John Phipps Tiarks as Chief Executive Officer

Effective June 15, 2011, PetroAlgae Inc. (the “Company”) appointed Anthony John Phipps Tiarks, age 55, to the position of Chief Executive Officer of the Company.

Prior to joining the Company, Mr. Tiarks was President & CEO of Liberty Aerospace, Inc., which he established in the United States in 2000 with the purpose of developing, certifying and delivering a new-generation, advanced, entry level aircraft called the XL2. Prior to starting Liberty Aerospace, Mr. Tiarks was the Managing Director in London of Donaldson, Lufkin & Jenrette, a U.S. investment bank, Chairman of Tide Brokers Limited, a wholesale money broker, and Managing Director of Tide (U.K.) Limited, an international foreign exchange fund management group. Mr. Tiarks has a B.S. in Systems and Management from City University, London, United Kingdom.

(e) Employment Agreement

On June 15, 2011, the Company entered into an employment agreement with Mr. Tiarks, which sets forth the parties’ duties and obligations with respect to Mr. Tiarks’ employment as Chief Executive Officer of the Company (the “Employment Agreement”). The Employment Agreement has an initial term of one year and will continue on a year-to-year basis thereafter until the executive’s employment is not renewed or otherwise terminated as set forth therein.

Pursuant to the terms of the Employment Agreement, Mr. Tiarks will receive the following compensation and benefits: (i) an annual base salary of $300,000 (subject to increase, but not decrease, in the sole discretion of the Company’s Board of Directors); (ii) a one-time signing bonus (before taxes) of $30,000; (iii) eligibility to receive an annual performance bonus based upon the achievement of targets established in the sole discretion of the Company; (iv) a grant of stock appreciation rights on a base number of 1,000,000 shares of the Company at a base grant price of $5.50 per share; (v) eligibility to receive a special cash bonus upon the achievement of certain milestones described in the Employment Agreement; (vi) participation in a commission plan; (vii) eligibility to participate in all employee benefit plans and programs maintained from time to time for the Company’s employees; and (viii) four weeks of annual paid vacation.

In the event Mr. Tiarks’ employment is terminated for any reason (including by expiration of the term of the Employment Agreement), Mr. Tiarks shall be paid the following through the date of termination: (i) any accrued but unpaid base salary; (ii) reimbursement for any business expenses properly incurred; and (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans or stock option plans (collectively, the “Accrued Benefits”). If Mr. Tiarks’ employment is terminated by the Company for “cause”, then Mr. Tiarks shall not be entitled to any further compensation or benefits other than the Accrued Benefits. If Mr. Tiarks’ employment is terminated by the Company “other than for cause”, then Mr. Tiarks shall be entitled to the Accrued Benefits and (subject to signing a mutual release) a lump sum amount equal to the number of days (at the base salary date) between the date of termination and the next anniversary of the execution of the Employment Agreement. If Mr. Tiarks’ employment is terminated by him for “good reason”, then Mr. Tiarks shall be entitled to the Accrued Benefits and (subject to signing a mutual release) a lump sum amount equal to the number of days (at the base salary rate) between the date of termination and the next anniversary of the execution of the Employment Agreement. Mr. Tiarks can voluntarily resign his employment at any time, effective 31 days following the date on which a written notice to such effect is delivered to the Company. If Mr. Tiarks’ employment is terminated through a voluntary resignation and for no other reason, Mr. Tiarks shall be entitled to payment of the Accrued Benefits. In the event Mr. Tiarks’ employment is terminated by the Company through non-renewal of the term of the Employment Agreement, then Mr. Tiarks shall be entitled to the Accrued Benefits and (subject to signing a mutual release) a lump sum amount equal to the number of days (at the base salary rate) between the date of termination and the next anniversary of the execution of the Employment Agreement. In the event of termination of employment by reason of the executive’s death, Mr. Tiarks’ beneficiary or estate, as applicable, shall be entitled to the payment of the Accrued Benefits.

Following a termination by the Company for cause or voluntary resignation by the executive, Mr. Tiarks will be subject to a two-year non-competition and non-solicitation agreement. In addition, following termination of employment, Mr. Tiarks will be subject to a covenant not to disparage the Company.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02(e) by reference.

Item 7.01. Regulation FD Disclosure.

On June 16, 2011, the Company issued a press release, attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the appointment of Mr. Tiarks. The information set forth in this Item 7.01 of this Current Report on Form 8-K, including the text of the press release, attached as Exhibit 99.1 hereto, is being furnished to, but not filed with, the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached hereto which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: June 16, 2011	By:	/s/ David P. Szostak
	Name:	David P. Szostak
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and among PetroAlgae Inc., PA LLC and Anthony John Phipps Tiarks, dated as of June 15, 2011.

99.1†	Text of the Press Release dated June 16, 2011

†

Exhibit 99.1 is being furnished to the SEC pursuant to Item 7.01 and shall not be deemed filed with the SEC, nor shall it be deemed incorporated by reference in any filing with the SEC under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.